Exhibit 10.1

Award Document for Executive Officers

THE TJX COMPANIES, INC.

FORM OF NON-QUALIFIED STOCK OPTION CERTIFICATE

GRANTED UNDER THE COMPANY’S STOCK INCENTIVE PLAN

Series [    ]

This certificate evidences a non-qualified stock option to purchase shares of Common Stock, $1.00 par value, of The TJX Companies, Inc. (the “Company”) granted to the optionee named below under the Company’s Stock Incentive Plan (as supplemented by any applicable sub-plan, the “Plan”). This option is subject to the terms and conditions of the Plan, the provisions of which, as from time to time amended, are incorporated in this certificate by reference. By accepting this option, the optionee hereby agrees to the terms of this certificate, including without limitation any applicable country-specific terms and conditions in the attached Addendum. Terms defined in the Plan are used in this certificate as so defined.

Please note that the local laws applicable to this option may change from time to time. The optionee is advised to seek professional legal, tax, and financial advice in relation to the acceptance of this grant. The Company is not providing any tax, legal, or financial advice, nor is the Company making any recommendation regarding the acceptance or exercise of this grant or the sale of shares received under the Plan.

1.	Optionee:

2.	Number of Shares of Common Stock of the Company Subject to this Option:

3.	Date of Grant:

4.	Expiration Date:

5.	Option Price:	per share, payable by (i) certified or bank check, (ii) through a broker-assisted exercise as described in the Plan, or (iii) shares of Common Stock of the Company not then subject to restrictions under any Company Plan, a combination of (i), (ii) and (iii), or as may be specified by the Company in its discretion under Section 6(c) of the Plan or any successor provision.

6.	Exercise of Option:	This option shall become exercisable in annual installments as specified below:

This option may be exercised to the extent it has become exercisable in full at any time prior to the Expiration Date, or in part from time to time prior to the Expiration Date.

7.	Termination of Employment: In the event of the termination of employment of the optionee or in the event of the designation of the optionee as an inactive employee by reason of Disability, this option may thereafter be exercised during the following applicable period (or until the Expiration Date, if earlier) but only to the extent it was exercisable at the earlier of such termination or designation (except as otherwise indicated below):

	Reason for Termination or Designation	Subsequent Period for Exercise

8.	Partial Acceleration of Exercisability Upon Death and Disability: Subject to Paragraph 7 above, in the event of the termination of employment of the optionee due to the death or Disability of the optionee, or in the event of the designation of the optionee as an inactive employee by reason of Disability, this option shall be exercisable as to the number of shares for which it could have been exercised immediately prior to such termination or designation or, if greater, (i) the total number of shares subject to this option multiplied by a fraction the numerator of which shall be the number of days between the grant of this option and such termination or designation and the denominator of which shall be the number of days between the grant of this option and the date upon which this option, by its terms, would have become fully exercisable, minus (ii) the number of shares, if any, previously purchased under this option, provided, however, that no shares may be purchased under this option in the event that such termination or designation occurs within three months after the grant of this option.

9.	Change of Control: This option unless previously terminated or expired shall automatically become fully exercisable upon the occurrence of a Change of Control.

10.	Automatic Exercise in Certain Circumstances: To the extent any portion of this option is otherwise exercisable but remains unexercised at the close of business on the Expiration Date (or on the date of the earlier expiration of the period for exercising such portion of the option following a termination of employment or a designation as an inactive employee by reason of Disability), and if on such date the Fair Market Value of the shares subject to such exercisable but unexercised portion of this option exceeds the aggregate consideration that would have been required to be paid to purchase such shares had such portion of this option been exercised, the optionee will automatically be paid, in cancellation of such portion of the option, an amount of Company Stock having a Fair Market Value equal to such excess, if any. This Paragraph 10 is subject to the terms of any applicable sub-plan. The optionee hereby acknowledges that tax and other legal requirements must be met prior to any settlement of options under this Paragraph 10 and hereby consents to any tax or other consequences that may arise in connection with this Paragraph 10.

11.	Limited Transferability: This option may not be transferred by the optionee other than by will or by the laws of descent and distribution, and is exercisable during the optionee’s lifetime only by the optionee.

12.	Withholding: No shares will be delivered pursuant to the exercise or automatic exercise of this option unless and until the person exercising the option has paid to the Company any taxes required to be withheld by the Company as a consequence of such exercise or automatic exercise, or otherwise provided to the Company’s satisfaction for the payment of such taxes. The optionee shall be entitled to tender shares that would otherwise be delivered upon exercise of this option, or shares of Common Stock of the Company not then subject to restrictions under any Company Plan, in satisfaction of minimum required tax withholding with respect to income realized in connection with the exercise or automatic exercise of this option, subject to applicable law. The optionee understands that any tax, social contribution, or other liability that may arise in relation to this option is solely the optionee’s (and not the Company’s or Subsidiary’s) responsibility and that such liability may exceed any amounts withheld. The optionee further understands that the optionee is solely responsible for filing any relevant documentation that may be required in relation to this option and any taxes, including but not limited to personal income tax returns or reporting statements.

13.	Data Privacy: In order to perform its obligations under the Plan or for the implementation and administration of such Plan, the Company may collect, transfer, use, process, or hold certain personal data about the optionee. Such data includes, but is not limited, to the optionee’s name, nationality, citizenship, work authorization, date of birth, age, government or tax identification number, passport number, brokerage account information, address, compensation and equity award history, and beneficiaries’ contact information. By accepting this grant, the optionee explicitly consents to the collection, transfer (including to third parties in the optionee’s home country or the United States or other countries, such as but not limited to human resources personnel, the Company’s legal and/or tax advisors, and brokerage administrators), use, processing, holding, electronically or otherwise, of his/her personal data in connection with this or any other equity award. At all times the Company shall maintain the confidentiality of the optionee’s personal data, except to the extent the Company is required to provide such information to governmental agencies or other parties; any such actions will be undertaken by the Company only in accordance with applicable law.

14.	Mode of Communications: To the fullest extent permitted by law, in lieu of delivering documents in paper format, any documents that the Company or Subsidiary may deliver in connection with this grant and any other grants offered by the Company to the optionee, including prospectuses, grant notifications, account statements, annual or quarterly reports, and other communications may be delivered electronically. Electronic delivery of a document may be made via the Company’s email system or by reference to a location on the Company’s intranet or website or the online brokerage account system. To the extent the optionee has been provided with a copy of this certificate, the Plan, or any other documents relating to this grant in a language other than English, the English language document will prevail in case of any ambiguity or divergence resulting from the translation of such documents.

15.	Foreign Exchange Restrictions: The optionee understands and agrees that neither the Company nor any Subsidiary is responsible for any foreign exchange fluctuation between the optionee’s local currency (if applicable) and the United States Dollar that may affect the value of this option or the calculated income thereunder or liable for any decrease in the value of Stock or this option. The optionee understands and agrees that any cross-border remittance made to exercise this option or transfer proceeds received upon the sale of Stock must be made through a locally authorized financial institution or registered foreign exchange agency and may require the option to provide such entity with certain information regarding the transaction.

16.	No Employment Rights or Other Entitlements: The optionee agrees that any awards under the Plan, including this option and this certificate, do not confer upon the optionee any right to continued employment with the Company or a Subsidiary, nor do they interfere in any way with the right of the Company or a Subsidiary to terminate the employment of the optionee at any time. Nothing contained in this certificate shall be deemed to constitute or create a contract of employment, nor shall this certificate constitute or create the right to remain associated with or in the employ of the Company or a Subsidiary for any particular period of time. Furthermore, this grant is made solely at the discretion of the Company, and this certificate, the Plan, and any other Plan documents (i) are not part of the optionee’s employment contract, if any, and (ii) do not guarantee either the optionee’s right to receive any future grants under the Plan or the inclusion of the value of any grants in the calculation of severance payments, if any, upon termination of employment.

17.	Compliance with Law: Notwithstanding anything to the contrary herein, the Company shall not be obligated to issue any Stock pursuant to any option, at any time, if the offering of the Stock covered by such option, or the exercise of an option by the optionee, violates or is not in compliance with any laws, rules or regulations of the United States or any state or country. Furthermore, the optionee understands that, to the extent applicable, the laws of the country in which the optionee is working at the time of grant, vesting, and/or exercise of this option (including any rules or regulations governing securities, foreign exchange, tax, labor or other matters) may restrict or prevent exercise of this option or may subject the optionee to additional procedural or regulatory requirements for which the optionee is solely responsible and that the optionee will have to independently fulfill in relation to the exercise of this option. The Company reserves the right to impose other requirements on optionee’s participation in the Plan, stock option awards thereunder, and any Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable to comply with applicable law or facilitate the administration of the Plan.

18.	Governing Law and Forum: Except as otherwise expressly provided in the Plan, (i) the Plan is administered in the United States and the terms of this certificate shall be governed by and interpreted, construed, and enforced in accordance with the laws of the Commonwealth of Massachusetts without regard to its or any other jurisdiction’s conflicts of laws provisions and (ii) for purposes of resolving any dispute that may arise directly or indirectly from this certificate, the parties hereby submit and consent to the exclusive jurisdiction of the Commonwealth of Massachusetts in the United States and agree that any litigation shall be conducted only in the United States District Court for the District of Massachusetts or a court of the Commonwealth of Massachusetts.

19.	Other Terms: The provisions of this certificate are severable, and if any one or more of the provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable. To the extent applicable, the country-specific terms and conditions in the attached Addendum shall apply to this option.

THE TJX COMPANIES, INC.

BY:
[Title]

Accepted:

[Optionee]